As filed with the Securities and Exchange Commission on August 19, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Carolina Trust BancShares, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	81-2019652
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

901 East Main Street, Lincolnton, North Carolina 28092

(Address of Principal Executive Offices) (Zip Code)

Carolina Trust bank 2001 Incentive stock option Plan

CAROLINA TRUST BANK 2005 INCENTIVE STOCK OPTION PLAN

CAROLINA TRUST BANK 2005 nonstatutory STOCK OPTION PLAN

carolina commerce bank employee stock option plan

carolina commerce bank director stock option plan

(Full title of the Plans)

Jerry L. Ocheltree

President and Chief Executive Officer

Carolina Trust BancShares, Inc.

901 East Main Street

Lincolnton, North Carolina 28092

(704) 735-1104

(Name, address, telephone number, including area code, of agent for service)

WITH COPIES TO:

Jonathan A. Greene, Esq.

Stuart M. Rigot, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

(919) 781-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (6)	Amount of registration fee (6)
Common Stock, $2.50 Par Value Per Share	10,500 (1)	$3.14	$ 32,970	$ 3.32
Common Stock, $2.50 Par Value Per Share	61,219 (2)	$7.39	452,408	45.56
Common Stock, $2.50 Par Value Per Share	10,624 (3)	$2.13	22,629	2.28
Common Stock, $2.50 Par Value Per Share	73,500 (4)	$4.18	307,230	30.94
Common Stock, $2.50 Par Value Per Share	31,719 (5)	$14.47	458,974	46.22
TOTAL:	187,562		$1,274,211	$128.32

(1)	Represents shares of common stock that may be issued pursuant to awards granted under the Carolina Trust Bank 2001 Incentive Stock Option Plan.
(2)	Represents shares of common stock that may be issued pursuant to awards granted under the Carolina Trust Bank 2005 Incentive Stock Option Plan.
(3)	Represents shares of common stock that may be issued pursuant to awards granted under the Carolina Trust Bank 2005 Nonstatutory Plan.
(4)	Represents shares of common stock that may be issued pursuant to awards granted under the Carolina Commerce Bank Employee Stock Option Plan.
(5)	Represents shares of common stock that may be issued pursuant to awards granted under the Carolina Commerce Bank Director Stock Option Plan.
(6)	Pursuant to Rule 457(h), the proposed maximum aggregate offering price and the registration fee have been calculated on the basis of the price at which the applicable stock options may be exercised.

EXPLANATORY NOTE

In connection with the consummation on August 16, 2016 (such date, the “Effective Time”) of the transactions contemplated by the Agreement and Plan of Reorganization and Share Exchange, dated March 30, 2016 (the “Agreement”), pursuant to which Carolina Trust BancShares, Inc. (“Registrant”) became the holding company for Carolina Trust Bank (the “Bank”), the Registrant has assumed the obligations under the following plans, which are collectively referred to herein as the “Plans”:

  Carolina Trust Bank 2001 Incentive Stock Option Plan;
  Carolina Trust Bank 2005 Incentive Stock Option Plan;
  Carolina Trust Bank 2005 Nonstatutory Stock Option Plan;
  Carolina Commerce Bank Employee Stock Option Plan (previously assumed by the Bank in connection with its October 2009 merger with Carolina Commerce Bank); and
  Carolina Commerce Bank Director Stock Option Plan (previously assumed by the Bank in connection with its October 2009 merger with Carolina Commerce Bank).

Pursuant to the Agreement, at the Effective Time each outstanding share of the Bank’s common stock formerly held by its shareholders was converted into and exchanged for one newly issued share of Registrant’s common stock, and the Company became the parent bank holding company of the Bank (such transaction, collectively, the “Reorganization”). Also at the Effective Time, all then outstanding options to purchase shares of the Bank’s common stock (“Stock Options”) were assumed by Registrant and converted into options to purchase the same numbers of shares of Registrant’s common stock on the same terms and conditions as previously were in effect with respect to those outstanding Stock Options under the written agreements pertaining thereto and the Plans under which those Stock Options were issued.

At the Effective Time, the Bank’s common stock was registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by virtue of its listing on The NASDAQ Capital Market. The Bank was subject to the information requirements of the Exchange Act and, in accordance with Section 12(i) thereof, it filed annual and quarterly reports, proxy statements and other information with the Federal Deposit Insurance Corporation (“FDIC”). As a result of the Reorganization, Registrant has become a successor issuer to the Bank as provided in Rule 12g-3(a) under the Exchange Act, and Registrant’s common stock is deemed to be registered under Section 12(b) of the Exchange Act.

In connection with its assumption of the Plans, the Company is offering shares of its common stock pursuant to the Plans.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information*

*As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b) under the Securities Act of 1933 (“Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or prospectuses or prospectus supplements pursuant to Rule 424.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Bank with the FDIC under the Exchange Act have been furnished by Registrant as exhibits to its Current Report on Form 8-K filed with the Commission on August 16, 2016, under Rule 12g-3(a). As successor issuer to the Bank, Registrant hereby incorporates each of those documents into this Registration Statement by reference:

(a)	The Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;
(b)	The Bank’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016;
(c)	The Bank’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016; and
(d)	The Bank’s Current Reports on Form 8-K (dated January 14, 2016, March 23, 2016 (as amended) and dated May 10, 2016).

Additionally, the Registrant’s (i) Current Report on Form 8-K filed on August 16, 2016, under Rule 12g-3(a), and the description of Registrant’s common stock contained therein (including any amendment or report filed for the purpose of updating such description), and (ii) Current Report on Form 8-K filed on August 16, 2016 regarding consummation of the Reorganization, are incorporated herein by reference.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents. Under no circumstances will any information furnished under Items 2.02 or 7.01 of a Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of North Carolina. North Carolina’s Business Corporation Act (the “NCBCA”) contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if he acted in good faith and he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, (ii) in all other cases, that his conduct was at least not opposed to its best interests and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Pursuant to section 55-8-55, indemnification under section 55-8-51 of the NCBCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct. Such determination may be made by (i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding; (iii) if such quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by special legal counsel in a written opinion, or (iv) by the shareholders of the corporation, not including shares owned or voted under the control of directors who are parties to the proceeding at issue.

Except in certain court-ordered circumstances, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

Article VIII of the Registrant’s Articles of Incorporation provides that no individual serving as a director of the Registrant shall be personally liable for monetary damages for breach of any duty as a director. This limitation on liability is only limited to the extent set forth in the NCBCA as described above, and each director’s personal liability is limited or eliminated to the fullest extent permitted by North Carolina law.

In addition, the Registrant’s bylaws provide that the Registrant shall indemnify its directors, officers, employees or agents to the fullest extent allowed by applicable law against all liability and litigation expense, including reasonable attorney’s fees, arising out of such status or activities in such capacity, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Covered liabilities and expenses include any obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to an action or proceeding (whether civil, criminal, administrative or investigative and whether formal or informal). In determining whether a person is entitled to indemnification under the bylaws, a majority vote of the disinterested members of the Registrant’s board of directors may be required.

Pursuant to the bylaws and as authorized by statute, the Registrant also maintains insurance on behalf of its directors and officers against liability asserted against such persons in such capacity.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated herein by reference as a part of the Registration Statement.

Exhibit Number	Description

4.1	Registrant’s Articles of Incorporation (incorporated by reference from exhibit 3.01 to Registrant’s Current Report on Form 8-K dated August 16, 2016 and filed under Rule 12g-3(a))

4.2	Registrant’s Bylaws (incorporated by reference from exhibit 3.02 to Registrant’s Current Report on Form 8-K dated August 16, 2016 and filed under Rule 12g-3(a))

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of Dixon Hughes Goodman LLP (filed herewith)
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (contained in the opinion filed herewith as Exhibit 5.1)

24.1	Power of Attorney (filed herewith)

99.1	Carolina Trust Bank 2001 Incentive Stock Option Plan (incorporated by reference from exhibit 10.11 to Registrant’s Current Report on Form 8-K dated August 16, 2016 and filed under Rule 12g-3(a))

99.2	Carolina Trust Bank 2005 Incentive Stock Option Plan (incorporated by reference from exhibit 10.12 to Registrant’s Current Report on Form 8-K dated August 16, 2016 and filed under Rule 12g-3(a))

99.3	Carolina Trust Bank 2005 Nonstatutory Stock Option Plan (incorporated by reference from exhibit 10.13 to Registrant’s Current Report on Form 8-K dated August 16, 2016 and filed under Rule 12g-3(a))

99.4	Carolina Commerce Bank Employee Stock Option Plan (incorporated by reference from exhibit 10.14 to Registrant’s Current Report on Form 8-K dated August 16, 2016 and filed under Rule 12g-3(a))

99.5	Carolina Commerce Bank Director Stock Option Plan (incorporated by reference from exhibit 10.15 to Registrant’s Current Report on Form 8-K dated August 16, 2016 and filed under Rule 12g-3(a))

Item 9. Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnton, State of North Carolina, on August 19, 2016.

CAROLINA TRUST BANCSHARES, INC.

By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on August 19, 2016.

SIGNATURE	CAPACITY

/s/ Jerry L. Ocheltree	President, Chief Executive Officer, and Director
Jerry L. Ocheltree	(principal executive officer)

/s/ Edwin E. Laws	Executive Vice President and Chief Financial Officer
Edwin E. Laws	(principal financial officer)

/s/ Bryan E. Beal*	Director
Bryan E. Beal

/s/ Scott C. Davis*	Director
Scott C. Davis

/s/ Johnathan L. Rhyne, Jr.*	Chairman/Director
Johnathan L. Rhyne, Jr.

/s/ Frederick P. Spach, Jr.*	Director
Frederick P. Spach, Jr.

/s/ Jim R. Watson*	Director
Jim R. Watson

* By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

4.1	Registrant’s Articles of Incorporation (incorporated by reference from exhibit 3.01 to Registrant’s Current Report on Form 8-K dated August 16, 2016 and filed under Rule 12g-3(a))

4.2	Registrant’s Bylaws (incorporated by reference from exhibit 3.02 to Registrant’s Current Report on Form 8-K dated August 16, 2016 and filed under Rule 12g-3(a))

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of Dixon Hughes Goodman LLP (filed herewith)
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (contained in the opinion filed herewith as Exhibit 5.1)

24.1	Power of Attorney (filed herewith)

99.1	Carolina Trust Bank 2001 Incentive Stock Option Plan (incorporated by reference from exhibit 10.11 to Registrant’s Current Report on Form 8-K dated August 16, 2016 and filed under Rule 12g-3(a))

99.2	Carolina Trust Bank 2005 Incentive Stock Option Plan (incorporated by reference from exhibit 10.12 to Registrant’s Current Report on Form 8-K dated August 16, 2016 and filed under Rule 12g-3(a))

99.3	Carolina Trust Bank 2005 Nonstatutory Stock Option Plan (incorporated by reference from exhibit 10.13 to Registrant’s Current Report on Form 8-K dated August 16, 2016 and filed under Rule 12g-3(a))

99.4	Carolina Commerce Bank Employee Stock Option Plan (incorporated by reference from exhibit 10.14 to Registrant’s Current Report on Form 8-K dated August 16, 2016 and filed under Rule 12g-3(a))

99.5	Carolina Commerce Bank Director Stock Option Plan (incorporated by reference from exhibit 10.15 to Registrant’s Current Report on Form 8-K dated August 16, 2016 and filed under Rule 12g-3(a))